Exhibit 99.1
June 26, 2006
Dear Fellow Employees,
This morning we made an exciting announcement for Phelps Dodge and for all of us. Many of you may have been following the recent developments in our industry involving Inco and Falconbridge. Today, we announced that Phelps Dodge has entered into an agreement to acquire the combined Inco and Falconbridge in what we believe is a compelling combination that will create a North American-based mining company that is one of the world’s largest.
The new company, which will be called Phelps Dodge Inco Corporation and headquartered in Phoenix, will benefit from a strengthened financial position to take advantage of future growth opportunities. This increased financial strength, coupled with its combined assets and expertise, will enable it to pursue current and future development projects more effectively.
We firmly believe this transaction is in the best interests of all of our constituents, including our employees. Our combined company will be the world’s leading nickel producer and the world’s largest publicly traded copper producer, and a leading producer of molybdenum and cobalt. We will have operations in more than 40 countries and on six continents. What’s more, the combination of these three companies expands the universe of current projects in development and gives the company an extremely strong pipeline of growth opportunities. As one of the largest mining companies in the world, we will elevate our status within the industry and ensure that we are competitive on a global scale.
I will be chairman and chief executive officer of the new company, Tim Snider will be president and chief operating officer and Ramey Peru will be the chief financial officer. Scott Hand, chairman and chief executive officer of Inco, will become vice chairman. Derek Pannell, chief executive officer of Falconbridge, will become president of Inco Nickel.
Phelps Dodge truly has an exceptional employee base. It is your skill, drive and commitment to our company that enabled us to attain the strong position we are in today. With your help, we have maintained high standards of environmental stewardship and corporate citizenship, and our commitment to these standards will remain steadfast. We also will continue to operate with the utmost integrity and give back to the communities in which we do business.
This is an exciting time for all of us at Phelps Dodge. We are involved in joining together three great companies that will be a world-class player in our industry. By creating such an organization, we will have the ability to offer you the opportunity to participate in an even more dynamic, successful enterprise.
It is important to realize, however, that this announcement is a first step in a long process. Before our companies can combine, certain conditions, such as shareholder and regulatory approvals, must be met. I’d also point out that if the Inco/Falconbridge combination does not happen, we are still committed to buying Inco on its own — which would be an exciting and transformational event on its own.
We are committed to keeping you updated on the transaction process and to make sure you learn about important developments on a timely basis. Please visit our website specifically dedicated to this transaction for a webcast of this morning’s conference call with the three CEOs and for ongoing updates at www.phelpsdodgeinco.com.

Thank you for your support, dedication and hard work. Without you, our role in this exciting news would not be possible.
Sincerely yours,
J. Steven Whisler
Chairman and Chief Executive Officer
NOTE: In connection with the proposed combination, Phelps Dodge (“Phelps Dodge “) intends to file a preliminary proxy statement on Schedule 14A with the SEC. Investors are urged to read the proxy statement (including all amendments and supplements to it) when it is filed because it contains important information. Investors may obtain free copies of the proxy statement, as well as other filings containing information about Phelps Dodge, Inco and Falconbridge, without charge, at the SEC’s Web site (www.sec.gov). Copies of Phelps Dodge’s filings may also be obtained without charge from Phelps Dodge at Phelps Dodge’s Web site (www.phelpsdodge.com) or by directing a request to Phelps Dodge, One North Central Avenue, Phoenix, Arizona 85004-4417, and Attention: Assistant General Counsel and Secretary (602) 366-8100.
Cautionary Language Concerning Forward-Looking Statements
These materials include “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including statements regarding, among other things, the benefits of the combination with Inco and the combined company’s plans, objectives, expectations and intentions. All statements other than historical information are forward-looking statements. These forward-looking statements are based on management’s current beliefs and expectations, speak only as of the date made, and are subject to a number of significant risks and uncertainties that cannot be predicted or quantified and are beyond our control. Future developments and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: (i) the ability to obtain governmental approvals of the combination on the proposed terms and schedule; (ii) the failure of Inco’s shareholders to approve the plan of arrangement; (iii) the failure of Phelps Dodge’s shareholders to authorize the issuance of Phelps Dodge common shares, the change of Phelps Dodge’s name to Phelps Dodge Inco Corporation and an increase in the size of Phelps Dodge’s board of directors as required under the combination agreement; (iv) the risks that the businesses of Phelps Dodge and Inco and/or Falconbridge will not be integrated successfully; (v) the risks that the cost savings, growth prospects and any other synergies from the combination may not be fully realized or may take longer to realize than expected; (vi) the combined company’s inability to refinance indebtedness incurred in connection with the combination on favorable terms or at all; (vii) the possibility that Phelps Dodge will combine with Inco only; (viii) the possible impairment of goodwill resulting from the combination and the resulting impact on the combined company’s assets and earnings; and (ix) additional factors that may affect future results of the combined company set forth in Phelps Dodge’s, Inco’s and Falconbridge’s filings with the Securities and Exchange Commission, which filings are available at the SEC’s Web Site at (www.sec.gov). Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.